Exhibit (a)(1)
CERTIFICATE OF TRUST
OF
ROBINHOOD VENTURES FUND II
This Certificate of Trust of Robinhood Ventures Fund II (the "Trust") is being duly executed and filed to form a statutory trust under the Delaware Statutory Trust Act (12 Del. C. Section 3801 et seq.) (the "Act").
1.    Name. The name of the Trust formed hereby is Robinhood Ventures Fund II.
2.    Registered Office; Registered Agent. The business address of the Trust’s registered office in the State of Delaware is 3500 South DuPont Highway, Dover, Delaware 19901. The name of the Trust’s registered agent at such address is Incorporating Services, Ltd.
3.    Business Development Company. The Trust will be regulated as a business development company under the Investment Company Act of 1940, as amended.
4.    Effective Date. This Certificate of Trust shall be effective upon filing.
IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Trust in accordance with Section 3811(a)(1) of the Act.

/s/ Sarah Pinto
Name: Sarah Pinto
Title: Trustee